EX-99.1

For Immediate Release

For more information contact:
Whitney Bartelli, SVP Director of Marketing (for media inquiries)
Whitney.bartelli@nbhbank.com
816-298-2203
Brian Lilly, Chief Financial Officer (for institutional investor inquiries)
Blilly@nationalbankholdings.com
720-529-3315

National Bank Holdings Corporation Announces Streamlined Focus on Core Markets

GREENWOOD VILLAGE, Colo., - September 30, 2013 - National Bank Holdings Corporation (NYSE: NBHC) announced today it will streamline its focus on serving its clients through full-service banking centers across its core geography of Colorado, Kansas, Missouri and Texas, as well as through online and mobile banking channels. The decision will result in the integration of its limited-service retirement center locations into its full-service banking center network, as well as the exit of its limited presence in California. Following this change, the company will continue to operate 97 banking centers.

The company will exit a total of four banking centers in Northern California, which it acquired with the 2011 purchase of Community Banks of Colorado. The company will also integrate its 32 limited-service retirement center locations into its full-service banking center network. These locations were acquired as part of its 2010 purchase of Hillcrest Bank.

The affected centers are expected to remain open until close of business on December 31, 2013. The company looks forward to continuing its relationship with clients who are affiliated with any of these locations, and encourages them to enjoy the benefits of full-service banking, mobile banking and online banking services. These clients will also be offered customized benefits to minimize any inconveniences experienced during their transition.

About National Bank Holdings Corporation

National Bank Holdings Corporation is a bank holding company created to build a leading community bank franchise delivering high-quality client service and committed to shareholder results. Following the actions above, National Bank Holdings Corporation will continue to operate 97 banking centers, with the majority of those banking centers located in Colorado and the greater Kansas City region. Through its subsidiary, NBH Bank, N.A., it operates under the following brand names: Bank Midwest in Kansas and Missouri, Community Banks of Colorado in Colorado and California and Hillcrest Bank in Texas. Additional information about National Bank Holdings Corporation can be found at www.nationalbankholdings.com.

Forward Looking Statements

This Press Release contains forward-looking statements. Any statements about NBHC’s expectations, beliefs, plans, predictions, forecasts, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are only predictions and involve estimates, known and unknown risks, assumptions and uncertainties. NBHC’s actual results could differ materially from those expressed in or contemplated by such forward-looking statements as a result of a variety of factors, including NBHC’s ability to complete the integration of the retirement center locations and the exit of the California banking centers on the anticipated timeline and at the expected cost and the factors that are more fully described in NBHC’s filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on such statements. Any forward-looking statement speaks only as of the date on which it is made, and NBHC undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events or circumstances, except as required by applicable law.